Exhibit 99.1

2005 EMPLOYEE STOCK PURCHASE PLAN

(As amended August 19, 2008)

1.
Purpose.  The purpose of the Plan is to provide eligible employees of the Company and its Designated Subsidiaries with an opportunity to purchase Common Stock of the Company through accumulated payroll deductions and Interest accrued thereon.  It is the intention of the Company to have the Plan qualify as an “Employee Stock Purchase Plan” under Section 423 of the Code.  Accordingly, the provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of Section 423 of the Code.

2.	Definitions.

(a)
“Board” shall mean the Board of Directors of the Company or, as applicable, one or more individuals or a committee to which the Board has delegated authority or responsibility hereunder pursuant to Section 13(b).

(b)	“Code” shall mean the Internal Revenue Code of 1986, as amended.

(c)	“Common Stock” shall mean the common stock of the Company.

(d)	“Company” shall mean Cree, Inc., a North Carolina corporation.

(e)
“Compensation” shall mean the total cash remuneration paid, during the period of reference, to an Employee by the Employer, including but not limited to salary, wages, performance bonuses, commissions, incentive compensation and overtime, and including any amounts the Employee elects to defer or exclude from income under a deferred compensation Plan or an employee benefit Plan of an Employer, but excluding relocation, equalization, patent, sign-on and make-up bonuses, expense reimbursements of all types, payments in lieu of expenses, meal allowances, commuting or automobile allowances, any payments (such as guaranteed bonuses in certain foreign jurisdictions) with respect to which salary reductions are not permitted by the laws of the applicable jurisdiction, income realized as a result of participation in any stock Plan, including without limitation any stock option, stock award, stock purchase, or similar Plan, of an Employer, Employer contributions to any qualified retirement Plan or other program of deferred compensation (except as provided above), Employer contributions to Social Security or workers’ compensation, costs paid by an Employer in connection with fringe benefits and relocation, including gross-ups, and any amounts accrued for the benefit of the Employee, but not paid, during the period of reference.

(f)	“Designated Subsidiary” shall mean any Subsidiary that has been designated by the Board from time to time in its sole discretion as eligible to participate in the Plan.

(g)
“Employee” shall mean any individual who is an employee of an Employer for tax purposes, other than such an individual who is subject to the laws of a country that would prohibit the Employee’s participation in the Plan.  For purposes of the Plan, the employment relationship shall be treated as continuing intact while the individual is on sick leave or other leave of absence approved by the Employer.  Where the period of leave exceeds 90 days and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the 91st day of such leave.

(h)	“Employer” shall mean the Company and any Designated Subsidiary of the Company.

(i)	“Enrollment Date” shall mean the first day of a Participation Period.

(j)	“Fair Market Value” shall mean, as of any date, the value of the Common Stock determined as follows:

(i)
If the Common Stock is listed on any established stock exchange or national market system, including without limitation the Nasdaq National Market or The Nasdaq SmallCap Market of The Nasdaq Stock Market, its Fair Market Value shall be the closing price for such stock quoted on such exchange on the date of determination, as reported by the Nasdaq-Amex Reporting Service or such other source as the Board deems reliable, unless such date is not a Trading Day, in which case it shall be the closing price quoted on such exchange on the last Trading Day immediately preceding the date of determination, and

(ii)
If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, its Fair Market Value shall be the closing price for such stock on the date of determination, as quoted by such source as the Board deems reliable, unless such date is not a Trading Day, in which case it shall be the closing price quoted on the last Trading Day immediately preceding the date of determination, and

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value shall be determined in good faith by the Board.

(k)	“Interest” shall mean interest accrued on payroll deductions under the Plan.

(l)	“Interest Rate” shall mean the rate at which payroll deductions accrue Interest. The interest rate in effect during a Participation Period shall be determined by the Board in its sole discretion.

(m)	“Participant” shall mean an eligible Employee who has enrolled in the Plan.

(n)
“Participation Period” shall mean the period during which an option granted pursuant to the Plan may be exercised, beginning November 1 and May 1 of each year and ending the next following April 30 and October 31, respectively; provided, however, that the first Participation Period under the Plan shall begin November 3, 2005 and shall end April 30, 2006.  The Board may change the duration and timing of Participation Periods, provided that any such change is announced at least 10 days prior to the scheduled beginning of the first Participation Period to be affected thereafter.  As used herein, “Participation Period” shall also mean “Special Participation Period,” where applicable.

(o)	“Plan” shall mean this 2005 Employee Stock Purchase Plan, as it may be amended from time to time.

(p)
“Purchase Date” shall mean the last day of a Participation Period.  The Board may change the timing of Purchase Dates, provided that any such change is announced at least 10 days prior to the scheduled beginning of the first Participation Period to be affected thereafter.

(q)
“Purchase Price” shall mean an amount equal to the sum of (a) 85% of the Fair Market Value of a share of Common Stock on the Purchase Date, and (b) any transfer, excise, or similar tax imposed on the transaction pursuant to which such share of Stock is purchased.  The Purchase Price may be adjusted by the Board pursuant to Section 18 hereof.

(r)
“Reserves” shall mean the number of shares of Common Stock covered by options under the Plan that have not been exercised and the number of shares of Common Stock that have been authorized for issuance under the Plan but not placed under option.

(s)
“Special Participation Periods” shall mean interim Participation Periods enabling Employees of Subsidiaries that become Designated Subsidiaries of the Company after an Enrollment Date but more than three (3) months prior to the next succeeding Enrollment Date to participate in the Plan.  The Enrollment Date of a Special Participation Period shall be a date specified by the Board, and the last day of a Special Participation Period shall be the next succeeding Purchase Date under the Plan.

(t)
“Subsidiary” shall mean a corporation, domestic or foreign, other than the Company, in an unbroken chain of corporations beginning with the Company, if, at the time of grant of an option under the Plan, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(u)	“Trading Day” shall mean a day on which national stock exchanges and the Nasdaq System are open for trading.

3.	Eligibility.

(a)
Any Employee employed by an Employer for 30 continuous days prior to a given Enrollment Date shall be eligible to participate in the Plan.  The foregoing notwithstanding, only employees of the applicable Designated Subsidiary shall be eligible to participate in a Special Participation Period.

(b)
Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan to the extent that (i) immediately after such grant, such Employee (or any other person whose stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock (and/or hold outstanding options to purchase capital stock) representing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) the Employee’s rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrues at a rate that exceeds $25,000 of stock (determined at the Fair Market Value of the shares on the date of grant) for each calendar year in which such option is outstanding at any time (or such lower limitations that may be imposed with respect to eligible Employees who are subject to laws of a foreign jurisdiction where lower limitations are required).

4.	Participation.

(a)
An eligible Employee may become a Participant in the Plan by completing a subscription agreement in a form provided by the Board authorizing payroll deductions and contributions of Interest and filing it with the Company’s stock plan administrator at such time in advance of the applicable Enrollment Date as the Board may prescribe, or through telephone or other electronic arrangements as the Board may prescribe.  To the extent an Employer is subject to rules of a foreign country that prohibit payroll deductions with respect to any eligible Employee, the Company may authorize alternative methods by which such eligible Employee can elect to participate in the Plan.

(b)
Payroll deductions for a Participant shall begin with the first pay day following the Enrollment Date and shall end with the last pay day in the Participation Period to which such authorization is applicable, unless sooner terminated by the Participant as provided in Section 9 hereof.

5.	Payroll Deductions and Interest.

(a)	At the time a Participant files a subscription agreement, the Participant shall elect to have payroll deductions made on each pay day during the Participation Period not exceeding 15% of the

Compensation that the Participant receives on each pay day during the Participation Period.  In addition, Interest shall accrue on the Participant’s account and be used to purchase shares of Common Stock under the Plan each Purchase Date.

(b)
All payroll deductions made for a Participant shall be credited to the Participant’s account under the Plan and shall be withheld in whole percentages only.  All Interest accrued under the Plan shall be credited to a Participant’s account under the Plan.

(c)
A Participant may discontinue his or her participation in the Plan as provided in Section 9 hereof or may decrease to as low as 0% the rate of his or her payroll deductions by completing and filing with the Company a new subscription agreement authorizing a change in payroll deduction rate.  A change in rate shall be effective with the first full payroll period that begins after the Company receives the new subscription agreement.

(d)	A Participant’s subscription agreement shall remain in effect for successive Participation Periods unless specified otherwise or changed or terminated as provided in Section 9 hereof.

(e)
Notwithstanding the foregoing, to the extent necessary to comply with the $25,000 calendar-year accrual and the 5% ownership limitations set forth in Section 3(b), a Participant’s payroll deductions may be decreased to 0% and the Participant’s Interest accruals may cease at any time prior to a Purchase Date.  Payroll deductions at the rate provided in such Participant’s subscription agreement and Interest accruals shall resume immediately following such Purchase Date, unless terminated by the Participant as provided in Section 9 hereof.

6.
Grant of Option.  On the Enrollment Date of each Participation Period, each Participant shall be granted an option to purchase on the Purchase Date of the Participation Period at the applicable Purchase Price up to the number of shares of Common Stock determined by dividing the sum of the Participant’s payroll deductions accumulated prior to such Purchase Date and retained in the Participant’s account plus the Interest accrued on such payroll deductions, by the applicable Purchase Price; provided, however, that in no event shall a Participant be permitted to purchase on any Purchase Date more than 2,000 shares of Common Stock (subject to adjustment pursuant to Section 17), and provided further that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12.  The Board may, in its absolute discretion, for future Participation Periods increase or decrease the maximum number of shares of Common Stock a Participant may purchase on a Purchase Date.  Exercise of an option shall occur as provided in Section 7, unless the Participant has withdrawn pursuant to Section 9.

7.	Exercise of Option.

(a)
Unless a Participant withdraws from the Plan as provided in Section 9, the Participant’s option shall be exercised automatically on each Purchase Date, and the maximum number of full shares subject to the option shall be purchased for the Participant at the applicable Purchase Price with the accumulated payroll deductions and Interest in the Participant’s account.  No fractional shares shall be purchased.  Any payroll deductions and Interest accumulated in a Participant’s account that are not sufficient to purchase a full share or that exceed the amount necessary to purchase the maximum number of shares specified in Section 6 shall be retained in the Participant’s account until the next Purchase Date, subject to earlier withdrawal by the Participant as provided in Section 9.

(b)
If the Board determines that on a given Purchase Date the number of shares with respect to which options are to be exercised exceed the number of shares of Common Stock available for sale under the Plan as of such Purchase Date, the Board may, in its sole discretion, provide that the Company shall make a pro rata allocation of the shares of Common Stock available for purchase on such Purchase Date in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants. With respect to any payroll deductions and Interest accumulated in a Participant’s account that are not used to purchase shares of Common

Stock in a Participation Period pursuant to the preceding sentence, the Board shall, in its sole discretion, (i) direct payment of such payroll deductions and Interest to the Participant, or (ii) retain such deductions and Interest in a Participant’s account in anticipation of authorization of additional shares for issuance under the Plan by the Company’s stockholders with respect to a subsequent Participation Period.  In the event the Board, in its sole discretion, determines that it shall not seek authorization from the Company’s stockholders for additional shares for issuance under the Plan with respect to a subsequent Participation Period, the Plan shall automatically terminate.

(c)	All rights to purchase Common Stock offered on a Purchase Date must be exercised within five (5) years of such Purchase Date.

8.	Delivery.

(a)
As promptly as practicable after each Purchase Date, the Company shall arrange the delivery, electronically or otherwise, to accounts in the Participants’ names at a brokerage company selected by the Company of the shares purchased upon exercise of options.  At the election of the Participant, such account shall be set up in the name of the Participant or the names of the Participant and his or her spouse.

(b)
A Participant may withdraw certificates from his or her shares of Common Stock credited to his or her brokerage account at any time (subject to reasonable costs, which are the responsibility of the Participant) by a written request for such withdrawal delivered to the Board or through telephone or other electronic arrangements as may be established by the Board.  Any stock certificate distributed to a Participant may contain a legend requiring notification to the Company of any transfer or sale of the shares of Common Stock prior to the date two years after the beginning date of a Participation Period pursuant to which the shares were purchased.

9.	Withdrawal.

(a)
A Participant may withdraw all, but not less than all, of the payroll deductions and Interest credited to the Participant’s account at any time by giving written notice to the Company in a form provided by the Company.  Such payroll deductions and Interest shall be paid to the Participant promptly after receipt of the Participant’s notice of withdrawal.  The Participant’s option for the Participation Period shall automatically terminate, and no further payroll deductions for the purchase of shares shall be made and no further Interest shall accrue for such Participation Period.  If a Participant withdraws from a Participation Period, payroll deductions for the Participant’s account and Interest accruals shall not resume at the beginning of the next succeeding Participation Period unless the Participant delivers to the Company a new subscription agreement.

(b)
A Participant’s withdrawal from a Participation Period shall not have any effect upon the Participant’s eligibility to participate in any similar Plan that may thereafter be adopted by an Employer or in any succeeding Participation Period that begins after the Participation Period from which the Participant withdraws.

10.
Termination of Employment.  Upon a Participant’s ceasing to be an Employee for any reason, the Participant shall be deemed to have withdrawn from the Plan, and the payroll deductions and Interest credited to the Participant’s account under the Plan during the Participation Period but not yet used to exercise the Participant’s option shall be returned and paid to the Participant.

11.
Interest.  Interest shall accrue on the payroll deductions of a Participant in the Plan.  The Interest rate and the manner of crediting Interest to Participant’s accounts under the Plan shall be determined by the Board in its sole discretion.

12.	Stock.

(a)
Subject to adjustment pursuant to Section 17, the maximum number of shares of the Common Stock authorized for issuance under the Plan is one million five hundred thousand (1,500,000) shares.  Such shares shall be made available from Common Stock currently authorized but unissued.

(b)	Participants shall have no interest or voting rights in shares covered by options until such options have been exercised.

13.	Administration.

(a)
The Plan shall be administered by the Board.  The Board shall have the authority and power to administer the Plan and to make, adopt, construe, and enforce rules and regulations not inconsistent with the provisions of the Plan.  The Board shall adopt and prescribe the contents of all forms required in connection with the administration of the Plan, including, but not limited to, the subscription agreement, payroll withholding authorizations, withdrawal documents, and all other notices required hereunder.  The Board shall have full and exclusive discretionary authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan.  Every finding, decision and determination made by the Board shall, to the full extent permitted by law, be final and binding upon all parties.

(b)
Notwithstanding the foregoing, the Board may delegate, by resolutions adopted prior to or after the effective date of this Plan, any or all of its authority and responsibilities hereunder to such individual(s) or committee (which may be comprised of Employees, members of the Board, or a combination thereof) as the Board shall designate, to the extent such delegation is permitted by applicable law, the articles and bylaws of the Company and the applicable stock exchange or national market system rules.  In the event of such delegation, all references herein to the Board shall, to the extent applicable, be deemed to refer to and include such individual(s) or committee.

14.
Transferability.  No payroll deductions or Interest credited to a Participant’s account under the Plan and no rights with regard to the exercise of an option under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by the Participant (other than by will or the laws of descent and distribution).  Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw from the Plan in accordance with Section 9 hereof.

15.
Use of Funds.  Payroll deductions and Interest received or held by an Employer under the Plan may be used by such Employer for any corporate purpose.  The Employer shall not be obligated to segregate such payroll deductions and Interest.

16.
Reports.  Individual accounts shall be maintained for each Participant in the Plan.  Statements of account shall be given to Participants following each Purchase Date, which statements shall set forth the amounts of payroll deductions and Interest, the Purchase Price, the number of shares purchased and the remaining cash balance, if any.

17.	Adjustments Upon Changes in Capitalization, Dissolution, Liquidation, Merger or Asset Sale.

(a)
Subject to any required action by the stockholders of the Company, the Reserves, the maximum number of shares each Participant may purchase on a Purchase Date and the price per share and the number of shares of Common Stock covered by each outstanding option shall be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock or any other increase or decrease in the number of shares of Common Stock effected without receipt of consideration by the Company.  The conversion of convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.”  Such adjustments shall be made by the Board, whose determination shall be final, binding and conclusive.  Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)
In the event of the proposed dissolution or liquidation of the Company, the Participation Periods then in progress shall be shortened by setting a new Purchase Date (the “New Purchase Date”) and shall terminate immediately prior to the consummation of such proposed dissolution or liquidation, unless provided otherwise by the Board.  The New Purchase Date shall be prior to the date of the Company’s proposed dissolution or liquidation.  The Board shall notify each Participant in writing at least 10 business days prior to the New Purchase Date that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option shall be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Participation Period as provided in Section 9.

(c)
In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, outstanding options shall be assumed or equivalent options substituted by the successor corporation or a parent or Subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the options, the Participation Periods then in progress shall be shortened by setting a New Purchase Date.  The New Purchase Date shall be prior to the date of the Company’s proposed sale or merger.  The Board shall notify each Participant in writing at least 10 business days prior to the New Purchase Date that the Purchase Date for the Participant’s option has been changed to the New Purchase Date and that the Participant’s option shall be exercised automatically on the New Purchase Date, unless prior to such date the Participant has withdrawn from the Participation Period as provided in Section 9.

18.	Amendment or Termination.

(a)
The Board may at any time and for any reason amend the Plan without the consent of stockholders or Participants, except that any such action shall be subject to the approval of the Company’s stockholders at or before the next annual meeting of stockholders for which the record date is set after such Board action if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, and the Board may otherwise in its discretion determine to submit other such changes to the Plan to stockholders for approval; provided, however, that no such action may (i) without the consent of an affected Participant, materially impair the rights of such Participant with respect to any shares of Common Stock theretofore purchased for him or her under the Plan, or (ii) disqualify the Plan under Section 423 of the Code.

(b)
Without stockholder consent and without regard to whether any Participant rights may be considered to have been adversely affected, the Board shall be entitled to change the Participation Periods, limit the frequency and/or number of changes permitted in the amount withheld during a Participation Period, establish the exchange ratio applicable to amounts withheld in a currency other than U. S. Dollars, permit payroll withholding in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Employer’s processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond to amounts withheld from the Participant’s Compensation, change the Interest Rate and the manner of crediting Interest to a Participant’s account, and establish such other limitations and procedures that the Board determines in its sole discretion advisable and that are consistent with the Plan.

(c)
If the Board determines that the ongoing operation of the Plan may result in unfavorable financial accounting consequences, the Board may, in its discretion and to the extent necessary or desirable, modify or amend the Plan to reduce or eliminate such accounting consequences, including, but not limited to:

(i)	Increasing the Purchase Price for any Participation Period, including a Participation Period underway at the time of the change in Purchase Price;

(ii)	Shortening any Participation Period so that the Participation Period ends on a new Purchase Date, including a Participation Period underway at the time of the Board action; and

(iii)	Allocating shares.

Such modifications or amendments shall not require stockholder approval or the consent of any Plan Participants.

(d)
Subject to Section 7(b), the Plan shall continue in effect unless terminated pursuant to action by the Board, which shall have the right to terminate the Plan at any time without prior notice to any Participant and without liability to any Participant.  Upon the termination of the Plan, the balance, if any, then standing to the credit of each Participant in his or her Plan account shall be paid to the Participant and shares of Common Stock theretofore purchased for the Participant under the Plan shall continue to be handled in the manner provided in Section 8.

19.
Rules for Foreign Jurisdictions.  Notwithstanding anything in the Plan to the contrary, the Board may, in its sole discretion, amend or vary the terms of the Plan in order to conform such terms to the requirements of a jurisdiction outside of the United States in which an eligible Employee is located in order to meet the goals and objective of the Plan; establish one or more sub-plans for these purposes; and/or establish administrative rules and procedures to facilitate the operation of the Plan in such jurisdictions.  For purposes of clarity, the terms and conditions contained herein that are subject to variation in jurisdiction outside of the United States shall be reflected in a written addendum to the Plan for each Employer of an eligible Employee located in such a jurisdiction.

20.
Administrative Costs.  The Company will pay the expenses incurred in the administration of the Plan other than any fees or transfer, excise, or similar taxes imposed on the transaction pursuant to which any shares of Stock are purchased.  The Participant will pay any transaction fees or commissions on any sale of the shares of Common Stock and may also be charged the reasonable costs associated with issuing a stock certificate.

21.
Tax Obligations.  To the extent any (i) grant of an option to purchase Common Stock hereunder, (ii) purchase of Common Stock hereunder, or (iii) disposition of Common Stock purchased hereunder gives rise to any tax withholding obligation (including, without limitation, income and payroll withholding taxes imposed by any jurisdiction), the Board may implement appropriate procedures to ensure that such tax withholding obligations are met. Such procedures may include, without limitation, increased withholding from an Employee’s current compensation, cash payments to an Employer by an Employee, or a sale of a portion of the Common Stock purchased under the Plan, which sale may be required and initiated by the Company. Any such procedure, including offering choices among procedures, will be applied consistently with respect to all similarly situated Employees participating in the Plan (or in an offering under the Plan), except to the extent any procedure may not be permitted under the laws of the applicable jurisdiction.

22.
Notices.  All notices or other communications by a Participant to the Company in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

23.
Conditions Upon Issuance of Shares.  Shares shall not be issued with respect to an option unless the exercise of such option and the delivery of such shares complies with all applicable provisions of law, domestic or foreign, including, without limitation, the Code, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

24.
Term of Plan.  The Plan shall become effective on November 3, 2005, subject to and conditioned upon the stockholders of the Company approving the Plan at their annual meeting on such date.  It shall continue in effect for a term of 10 years unless sooner terminated under Section 18 hereof.

25.
Severability of Provisions; Prevailing Law.  The provisions of the Plan shall be deemed severable.  If any such provision is determined to be unlawful or unenforceable by a court of competent jurisdiction or by reason of a change in an applicable statute, the Plan shall continue to exist as though such provision had never been included therein (or, in the case of a change in an applicable statute, had been deleted as of the date of such change).  The Plan shall be governed by the laws of the State of North Carolina, to the extent such laws are not in conflict with, or superseded by, federal law.

26.	Authorization to Release Necessary Personal Information.

(a)
As a condition of participating in the Plan, each Employee hereby authorizes and directs Employee’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding Employee’s employment, the nature and amount of Employee’s compensation and the fact and conditions of Employee’s participation in the Plan (including, but not limited to, Employee’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares of Common Stock held and the details of all options or any other entitlement to shares of Common Stock awarded, cancelled, exercised or outstanding) for the purpose of implementing, administering and managing Employee’s participation in the Plan. Employee understands that the Data may be transferred to the Company or any of its Subsidiaries, or to any third parties assisting in the implementation, administration and management of the Plan, including any requisite transfer to a broker or other third party assisting with the exercise of options under the Plan or with whom shares of Common Stock acquired upon exercise of this option or cash from the sale of such shares may be deposited. Employee acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of Employee’s residence. Furthermore, Employee acknowledges and understands that the transfer of the Data to the Company or any of its Subsidiaries, or to any third parties is necessary for Employee’s participation in the Plan.

(b)
Employee may at any time withdraw the consents herein, by contacting Employee’s local human resources representative in writing. Employee further acknowledges that withdrawal of consent may affect Employee’s ability to exercise or realize benefits from the option, and Employee’s ability to participate in the Plan.